Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen comments on SenesTech

LANSING, Mich., July 24, 2014 — Neogen Corporation (Nasdaq: NEOG) advised market analysts today that future forecasts of its potential revenue from new rodenticide research are premature. In its regular quarterly conference call to investors and analysts on July 22, 2014, Neogen’s CEO commented about several new developments when questioned by analysts regarding this research.

“It was my intent Tuesday at our conference call to answer questions about the potential of a new type of rodenticide, but certainly not to give any indication of size of that market,” said James Herbert, Neogen’s chief executive officer and chairman. “When asked about market studies, I declined any market projections since it is our intention to market this rodenticide in combination with our other current formulas. I also indicated that we hoped to submit application for approval to the U. S. Environmental Protection Agency sometime this summer, and though optimistic of eventual approval, could not forecast timing.”

Neogen issued a press release on June 16, 2014, that it had licensed patents to a rodenticide aimed at controlling rodents through fertility control. The company indicated it was currently doing more beta site testing in field situations with natural rodent populations and was still awaiting those results before making any further investments.

The company made these comments because of market reactions to published research on Wednesday that drove up both the price of the stock and volume.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics, along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

###